Exhibit (a)(5)(B)

Nomad Foods Commences Previously Announced Tender Offer to Purchase up to $500 Million of its Ordinary Shares

FELTHAM, England—August 11, 2020—Nomad Foods Limited (NYSE: NOMD), today announced that it has commenced the previously announced “modified Dutch auction” tender offer to purchase with cash up to $500 million of its ordinary shares, at a price per share of not less than $23.00 and not more than $25.50. The complete terms of the tender offer are set forth in the offer to purchase and the related letter of transmittal, each dated today.

The tender offer will expire at 5:00 p.m., New York City time, on September 9, 2020, unless extended by Nomad or otherwise terminated. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials. The tender offer is not conditioned on the receipt of financing or any minimum value of shares being tendered. Subject to applicable law, Nomad may extend, terminate or otherwise amend the tender offer in its sole discretion. Nomad expects to use cash and cash equivalents to fund the purchases of the shares validly tendered and accepted in the tender offer.

A“modified Dutch auction” tender offer allows shareholders to indicate how many shares and at what price within Nomad’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, Nomad will determine the lowest price per share within the specified range that will enable Nomad to purchase shares having an aggregate purchase price of up to $500 million. Nomad also reserves the right, in the event that more than $500 million of its shares are tendered in the tender offer at or below the purchase price, to purchase at its option up to an additional number of shares not to exceed 2% of the total number of its ordinary shares outstanding (exclusive of any shares held by or for Nomad’s account or by or for the account of any of Nomad’s subsidiaries) without amending or extending the tender offer. All shares purchased by Nomad in the tender offer will be purchased at the same price. Shareholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer.

Shareholders wishing to tender their shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the tender offer, or who are unable to make delivery of all required documents to the depositary prior to the expiration of the tender offer, may tender their shares by complying with the guaranteed delivery procedures set forth in the offer to purchase.

Neither the Company, its board of directors, the dealer manager, the information agent, nor the depositary makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offer or as to the price or prices at which shareholders may choose to tender their shares in the tender offer.

The dealer manager for the tender offer is Credit Suisse Securities (USA) LLC. Georgeson LLC is serving as information agent for the tender offer and Computershare is serving as the depositary for the tender offer.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s ordinary shares. The tender offer is being made solely by the Offer to Purchase, Letter of Transmittal and other tender offer documents, as they may be amended or supplemented from time to time, dated August 11, 2020. Each of these documents are being sent to shareholders and have been filed with the Securities and Exchange Commission. Shareholders may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov). Shareholders may also obtain a copy of these documents from the information agent, Georgeson LLC, by calling (800) 248-3170 (toll-free) or (781) 575-2137 (international). SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements which are based on the Company’s expectations, intentions and projections regarding its future performance, anticipated events or trends and other matters that are not historical facts, including expectations regarding the tender offer. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including: (i) the Company’s ability to satisfy the conditions to the tender offer; (ii) the price per share at which the Company ultimately determines to purchase shares in the tender offer and the number of shares tendered in the tender offer; (iii) the Company’s ability to complete the tender offer, including the number of shares the Company is able to purchase pursuant to the tender offer; (iv) the ability to achieve the benefits contemplated by the tender offer; (v) any adverse impact that the tender offer may have on the Company and the trading market for the Company’s ordinary shares; (vi) the impact of the COVID-19 pandemic on the Company’s business, suppliers, co-manufacturers, distributors, transportation or logistics providers, customers, consumers and employees; (vii) tapering or reduction of consumer demand for frozen foods as pandemic-related restrictions are lifted or conditions improve; (viii) the Company’s ability to meet elevated demand; (ix) the success of the Company’s strategic investments and capital allocation strategy (x) disruptions or inefficiencies in the Company’s operations, supply chain or distribution channels, including as a result of the COVID-19 pandemic, and the Company’s ability to maintain the health and safety of its workforce; (xi) the duration, spread and intensity of the pandemic and related government restrictions and other government responses; (xii) the Company’s ability to successfully identify suitable acquisition targets and adequately evaluate the potential performance of such acquisition targets; (xiii) the Company’s ability to successfully implement its strategies (including its M&A strategy) and strategic initiatives and to recognize the anticipated benefits of such strategic initiatives; (xiv) the Company’s ability to accurately predict the performance of its Green Cuisine brand and its impact on the Company’s growth; (xv) the Company’s ability to effectively compete in its markets, including the ability of Green Cuisine to effectively compete in Continental Europe; (xvi) changes in consumer preferences, such as meat substitutes, and the Company’s failure to anticipate and respond to such changes or to successfully develop and renovate products; (xvii) the effects of reputational damage from unsafe or poor quality food products; (xviii) the risk that securities markets will react negatively to actions by the Company; (xix) the adequacy of the Company’s cash resources to achieve its anticipated growth agenda; (xx) increases in operating costs, including labor costs, and the Company’s ability to manage its cost structure; (xxi) fluctuations in the availability of food ingredients and packaging materials that the Company uses in its products; (xxii) the Company’s ability to effectively mitigate factors that negatively impact its supply of raw materials; (xxiii) the Company’s ability to protect its brand names and trademarks; (xxiv) uncertainty about the terms of any trade agreement between the UK and the EU associated with Brexit, as well as the potential adverse impact of Brexit on currency exchange rates, global economic conditions and cross-border agreements that affect the Company’s business; (xxv) loss of the Company’s financial arrangements with respect to receivables factoring; (xxvi) the loss of any of the Company’s major customers or a decrease in demand for its products; (xxvii) economic conditions that may affect the Company’s future performance including exchange rate fluctuations; (xxviii) the Company’s ability to successfully interpret and respond to key industry trends and to realize the expected benefits of its responsive actions; (xxix) the Company’s failure to comply with, and liabilities related to, environmental, health and safety laws and regulations; (xxx) changes in applicable laws or regulations; and (xxxi) the other risks and uncertainties disclosed in the Company’s public filings and any other public disclosures by the Company. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Nomad Foods Contacts

Investor Relations Contacts

Taposh Bari, CFA

Nomad Foods Limited

+1-718-290-7950

John Mills

ICR, Partner

+1-646-277-1254

Media Contact

Felipe Ucros

Gladstone Place Partners

+1-212-230-5930

About Nomad Foods

Nomad Foods (NYSE: NOMD) is a leading frozen foods company building a global portfolio of best-in-class food companies and brands within the frozen category and across the broader food sector. The company’s portfolio of iconic brands, which includes Birds Eye, Findus, Iglo, Aunt Bessie’s and Goodfella’s, have been a part of consumers’ meals for generations, standing for great tasting food that is convenient, high quality and nutritious. Nomad Foods is headquartered in the United Kingdom. Additional information may be found at www.nomadfoods.com